Exhibit 3.2

Delaware	Page 1
The First State

I, KRISTOPHER E. KNIGHT, ACTING SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “BITWISE DOGECOIN ETF”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JANUARY, A.D. 2025, AT 11:56 O’CLOCK A.M.

/s/ Kristopher E. Knight
Kristopher E. Knight, Acting Secretary of State

10074162 8100	Authentication: 202753533
SR# 20250207944	Date: 01-22-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST
OF

BITWISE DOGECOIN ETF

THIS Certificate of Trust of Bitwise Dogecoin ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Bitwise Dogecoin ETF.

2. Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:56 AM 01/22/2025
FILED 11:56 AM 01/22/2025
SR 20250207944 - File Number 10074162